Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genesis HealthCare Corporation:

We consent to the use of our report dated June 26, 2006, with respect to the statements of net assets available for benefits of the Genesis HealthCare Corporation 401(K) Plan for Collective Bargaining Unit Employees (the Plan) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Plan.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 26, 2006